MDI, Inc. Announces Intent to Proceed with a 1- for -10 Reverse Stock Split

San Antonio, Texas – August 10, 2009 – MDI, Inc. (PINK SHEETS:MDII) today announced that its board of directors has authorized a one-for-ten reverse split of its common stock, which was approved by MDI stockholders at the Annual Meeting of Stockholders on November 13, 2008. The reverse split will be effective on receipt of notification from FINRA, which is expected on or before August 18, 2009.

The 1-for-10 reverse stock split will convert 10 shares of the Company's common stock into 1 share of common stock. The reverse stock split affects all issued and outstanding shares of the Company's common stock immediately prior to the effectiveness of the reverse stock split. The same 1-for-10 reverse stock split ratio will be used to effect the reverse split of the Company's shares reserved under its 2002 Stock Incentive Plan; shares reserved for issuance on exercise of warrants and the Series A Preferred shares.

Letters of transmittal are expected to be sent to stockholders shortly after the reverse split is effective.

The number of shares of MDI common stock issued and outstanding will be reduced from approximately 36,000,000 shares, to approximately 3,600,000 shares post-split, without accounting for fractional shares. MDI will not issue any fractional shares of its common stock as a result of the reverse stock split.

MDI has retained BNY Mellon Investor Services LLC, to act as exchange agent for the reverse stock split. Mellon will manage the exchange of old, pre-reverse stock split shares for new post-reverse stock split shares. Stockholders of record as of the effective time will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in "street name" will be contacted by their banks or brokers with any instructions.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

MDI Investor Relations Contact:
210-679-3550